Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS HIGHER THIRD QUARTER

SALES AND NET INCOME, AS CUSTOM SOFT LENS SALES RISE 34%

IN RESPONSE TO SUCCESSFUL NEW PRODUCT LAUNCHES

DILUTED EPS INCREASE 30% ON FEWER DILUTED SHARES OUTSTANDING

LARGO, Florida (May 16, 2011) – Unilens Vision Inc. (OTC Bulletin Board: UVIC; TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the third quarter and first nine months of FY2011.

For the three months ended March 31, 2011 (third quarter of FY2011), total revenue including royalty income declined 4.4% to approximately $2.2 million, compared with approximately $2.3 million in the three months ended March 31, 2010. Sales of the Company’s specialty contact lenses were relatively unchanged at approximately $1.5 million in the third quarter of each fiscal year. Royalty income decreased 14.0% to approximately $0.6 million in the most recent quarter, compared with approximately $0.7 million in the prior-year quarter. Declines in sales of disposable contact lenses and replacement/other lens categories were more than offset by increased sales of the Company’s custom soft lenses during the quarter. The Company believes that the continued impact of a soft U.S. economy upon the specialty contact lens market and a competitor’s new disposable multifocal lenses and rebate programs, were primarily responsible for softness in sales and royalty income in the third quarter of FY2011, when compared with the year-earlier period.

Pretax income decreased 1.9% to $442,177 in the third quarter of FY2011, compared with $450,559 in the quarter ended March 31, 2010. The modest decline in pretax income was primarily attributable to lower royalty income and gross profits, largely offset by a 12.9% decrease in selling, general and administrative (SG&A) expenses.

The Company reported net income of $296,792 in the most recent quarter, for an increase of 7.7% when compared with net income of $275,569 in last year’s third fiscal quarter. The Company earned $0.13 per diluted share in the third quarter of FY2011, which represented an increase of 30.0% versus earnings of $0.10 per diluted share in the third quarter of FY2010. Diluted per-share earnings were calculated on 2,369,354 common shares in the FY2011 third quarter, versus 2,855,684 diluted shares in the prior-year quarter. The 17% decrease in weighted average diluted shares outstanding resulted from the Company’s repurchase of a large block of common stock from its previously largest shareholder on January 20, 2010.

“I am very pleased to report that sales in our custom soft lens category increased approximately 34% in the third fiscal quarter, reflecting our continued success in converting customers from the C-Vue Advanced Toric Multifocal lens free trial program into purchasers of revenue-generating boxes, and initial sales of our recently launched C-VUE Advanced® HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement,” observed Michael Pecora, Chief Executive Officer of Unilens Vision Inc “Increased sales of these custom soft lenses more than offset declines in our disposable lens category and sales of replacement and other lenses, thereby allowing us to report a modest total sales increase in the most recent quarter. We believe the decline in royalty income from Bausch & Lomb during the third quarter continued to reflect new competitive product offerings and associated rebate programs in the disposable multifocal lens product category.”

“Looking forward, we continue to believe that Unilens can realize significant sales growth by targeting the specialty segment of the contact lens market in order to benefit from demographic trends in America, and by working closely with independent eye care practitioners to develop sales and marketing strategies that can increase patient retention and practice profitability,” continued Pecora. “As the 40 and over presbyopic population continues to grow faster than the population as a whole, the demand for custom and other specialty contact lenses should increase at an accelerating pace, as well,” concluded Pecora.

For the nine months ended March 31, 2011, total revenue including royalty income decreased 6.1% to approximately $6.5 million, compared with approximately $6.9 million in the first nine months of FY2010. The decrease in revenue was primarily due to a 3.7% decline in sales of the Company’s various types of specialty contact lenses and an 11.0% decline in royalty income.

Pretax income decreased 23.2% to $1,456,000 in the nine months ended March 31, 2011, compared with $1,895,360 in the prior-year period. The decrease in pretax income was primarily attributable to lower sales, royalty income and gross profit, along with an increase in interest expense related to the Company’s loan with Regions Bank, partly offset by a reduction in SG&A expenses.

The Company reported net income of $978,878 for the first nine months of FY2011, a decrease of 18.1% when compared with net income of $1,194,965 in the corresponding period of the previous fiscal year. The Company earned $0.41 per diluted share in the first nine months of FY2011, which represented an increase of 36.7% when compared with earnings of $0.30 per diluted share in the first nine months of FY2010. Diluted per-share earnings were calculated on 2,369,354 common shares in the nine months ended March 31, 2011, versus 3,998,122 diluted shares in the prior-year period.

The Company recently declared its 19th consecutive quarterly cash dividend, in the amount of $0.045 per share of common stock outstanding. The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals. Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTC Bulletin Board under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at

info@rjfalkner.com

UNILENS VISION INC.

THIRD QUARTER - FISCAL 2011

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010	Nine Months Ended March 31, 2011	Nine Months Ended March 31, 2010
Revenues:
Sales	$1,539,555	$1,535,454	$4,462,223	$4,633,666
Royalty income	631,893	734,803	2,007,702	2,253,865

Total revenues	2,171,448	2,270,257	6,469,925	6,887,531

Operating costs and expenses:
Cost of sales	928,612	912,581	2,704,456	2,717,169
Expenses	720,883	827,865	2,088,758	2,204,063

Total operating costs and expenses	1,649,495	1,740,446	4,793,214	4,921,232

Income from operations	521,953	529,811	1,676,711	1,966,299

Other non-operating items:
Other expense	(13,734)	(16,059)	(12,289)	(15,236)
Remeasurement loss	—	(3,398)	—	(1,575)
Interest expense	(66,042)	(59,795)	(208,422)	(54,128)

Total other non-operating items	(79,776)	(79,252)	(220,711)	(70,939)

Income before income tax expense	442,177	450,559	1,456,000	1,895,360
Income tax expense	145,385	174,990	477,122	700,395

Net income for the period	$296,792	$275,569	$978,878	$1,194,965

Net income per common share:
Basic	$0.13	$0.10	$0.41	$0.30
Diluted	$0.13	$0.10	$0.41	$0.30
Weighted average shares outstanding	2,369,354	2,855,684	2,369,354	3,998,122

CASH FLOWS
Provided (used) by:
Operating activities			$1,095,306	$2,122,312
Investing activities			(140,757)	477,219
Financing activities			(1,552,288)	(2,691,349)

(Decrease) increase in cash			$(597,739)	$(91,818)

		June 30, 2010	March 31, 2011	March 31, 2010
BALANCE SHEET
Cash and cash equivalents		$1,080,540	$482,801	$1,085,233
Total assets		4,467,338	3,858,454	4,552,449
Current liabilities		2,519,513	1,815,126	2,444,815
Total liabilities		6,819,513	5,884,265	7,044,815
Stockholders’ (deficit) equity		$(2,352,175)	$(2,025,811)	$(2,492,366)